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                                  EXHIBIT 23.1

                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-11046) pertaining to the 1984 Incentive Stock Option Plan and Registricted Management Stock Bonus Plan of Medical Action Industries Inc., the Registration Statements (Form S-8 Nos. 33-41765, 33-66038, 333-14993 and 333-65585) pertaining to the 1989 Non-Qualified Stock Option Plan and the 1994 Stock Incentive Plan of Medical Action Industries Inc., and the Registration Statement (Form S-8 No. 333-35015) pertaining to the 1996 Non-Employee Driector Stock Option Plan of Medical Action Industries Inc. of our report dated February 5, 1999, with respect to the statement of inventories, equipment and patents of the Medical Business of Acme United Corporation as of December 31, 1998 and its statement of net sales, and direct costs and expenses for the year then ended included in the Current Report on Form 8-K/A of Medical Action Industries Inc. dated May 28, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Hartford, Connecticut
May 28, 1999